Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

MOTORCAR PARTS OF AMERICA, INC.

TABLE 1 – NEWLY REGISTERED SECURITIES
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	1,731,000(2)	$6.12(3)	$10,593,720	$153.10 per $1,000,000	$1,621.90
Total Offering Amounts					$10,593,720		$1,621.90
Total Fee Offsets							$— (4)
Net Fee Due							$1,621.90
(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock dividend, stock split, or similar transactions.

(2)	Represents an additional 1,731,000 shares of our Common Stock available for future issuance under the Motorcar Parts of America, Inc. 2022 Incentive Award Plan, as amended.
(3)
Estimated solely for purposes of calculating the registration fee pursuance to Rule 457(c) and 457 (h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Select Market on November 8, 2024.

(4)	The Registrant does not have any fee offsets.